Exhibit 10.8

SEVERANCE/CONSULTING AGREEMENT AND RELEASE

PLEASE READ CAREFULLY:

THIS CONTAINS A RELEASE OF CLAIMS,

KNOWN OR UNKNOWN

THIS SEVERANCE/CONSULTING AGREEMENT AND RELEASE (the “Agreement”) is entered into by and between Lupe M. Rivera (“Employee”) and Exelixis, Inc. (“Employer” or “Company”) as follows:

1.	Termination: Employee’s position is being eliminated as of September 28, 2011 (“Termination Date”) and her layoff will be effective as of that date. On the Termination Date, Employee will be provided with her final paycheck which includes all accrued wages and all accrued but unused vacation time.

2.	Severance Benefits: If Employee signs this Agreement, and allows all releases contained herein to become effective, then the Company shall provide Employee with the following:

a.	Severance Payments. Employer shall pay Employee the total sum of $500,000.00 which shall consist of the following elements:

i.	Severance Pay. The amount of $306,500.00, less required deductions and withholdings (the “Severance Pay”). This amount shall be paid in one lump sum within ten (10) days of the Effective Date (as defined in Section 6(c) herein).

ii.	Transition Payment. The amount of $168,500.00 for Employee’s attorneys’ fees and costs incurred in the negotiation of this Agreement and alleged non-economic harm arising from certain claims asserted against the Company (the “Transition Payment”). Employer will not withhold any amount for taxes from this payment and will issue Employee an IRS Form 1099 for the full Transition Payment and an IRS Form 1099 to Employee’s counsel for the attorneys’ fees and costs portion of the Transition Payment. Employee agrees that she shall be solely responsible for any taxes which may be due on the Transition Payment. This amount shall be paid in one lump sum within ten (10) days of the Effective Date (as defined in Section 6(c) herein).

iii.	Outplacement Services Payment. The Company will provide Employee with $30,000.00 to obtain outplacement services and to pay reasonable fees incurred by Employee for her professional affiliations, memberships, and/or certifications (the “Outplacement Services Payment”). Employer will not withhold any amount for taxes from this payment and will issue Employee an IRS Form 1099 for the Outplacement Services Payment. Employee agrees that she shall be solely responsible for any taxes which may be due on the Outplacement Services Payment. This amount shall be paid in one lump sum within ten (10) days of the Effective Date (as defined in Section 6(c) herein).

iv.

Indemnification. Employee hereby indemnifies Employer against any taxes, fines, penalties, or interest that may be assessed against the Company due to the fact that the Company will not withhold any taxes from the Transition Payment or the Outplacement Services Payment.

b.	COBRA Benefits. If Employee timely elects continued coverage under COBRA for herself and/or any eligible dependents, the Company will pay the COBRA premiums necessary to continue Employee’s current coverage (including dependent coverage) for the earlier to occur of either: (i) a period of eight months after the Termination Date; or (ii) the date Employee becomes eligible for health insurance coverage through another employer.

3.	Consulting Period.

a.	Consulting Period. Provided that Employee signs, dates, and returns this Agreement, and does not subsequently revoke it, the Company shall retain Employee as a consultant to the Company from the Termination Date through the date that is nine (9) months after the Termination Date unless: (i) Employee elects to terminate this consulting period prior to the end of the nine month period for any reason by providing written notice to the Company; or (ii) the Company terminates this consulting period prior to the end of the ninth month period for Cause. The period of time during which Employee is actually retained as a consultant shall be the “Consulting Period”. For purposes of this provision, the term “Cause” shall mean any one or more of the following: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against the Company or an Affiliate; (iii) conduct that, based upon a good faith and reasonable factual investigation and determination by the Company, demonstrates gross unfitness to serve; or (iv) intentional, material violation of any agreement with the Company, or of any statutory duty to the Company, that is not corrected within thirty (30) days after written notice thereof.

b.	Consulting Services. During the Consulting Period, Employee shall make herself available to provide consulting services (the “Services”) within her areas of expertise as requested by the Company. The Company’s General Counsel shall be Employee’s sole contact for such Consulting Services unless otherwise mutually agreed between Employer and Employee. Specifically, the Services shall include advice and assistance relating to the Company’s and its subsidiaries’ business operations, including but not limited to human resources, facilities and real estate. Consultant’s primary goal will be to continue to advise Company in these areas using her expertise in the field as well as her knowledge of past and ongoing Exelixis programs. Employee agrees to make herself available to provide Services throughout the Consulting Period for up to, but not exceeding, twenty (20) hours per week. Employee shall exercise the highest degree of professionalism and utilize her expertise and creative talents in performing the Services. During the Consulting Period, Employee shall be free to pursue other employment or consulting engagements with third parties, provided that she does not provide services to any third parties that are competitors of the Company, and her other engagements do not unreasonably interfere with her performance of the Services to the Company. The Company shall not require Employee to perform the Services in a manner that would unreasonably interfere with her performance of her other professional duties.

c.

Consulting Fees. During the Consulting Period, the Company will pay Employee consulting fees of two hundred dollars ($200.00) per hour for each hour or portion thereof during which Employee actually provides the Services

(the “Consulting Fees”). The Consulting Fees shall be paid monthly pursuant to invoices Employee submits to the Company’s Accounts Payable group.

d.	Equity. The Services performed by Employee during the Consulting Period shall constitute “Continuous Service” as defined under the Exelixis, Inc. 2000 Equity Incentive Plan (the “Equity Plan”) and all outstanding stock options and restricted stock units held by Consultant under the Equity Plan shall continue to vest during the Consulting Period. In addition, and notwithstanding anything to the contrary in the Equity Plan, Employee’s vested stock options shall be available for exercise, in accordance with the terms of the Equity Plan, until the earlier of: (i) the date which is six (6) months after the end of the Consulting Period; or (ii) the original expiration date of each option. Except as expressly modified in this Section 3(d), all such options and restricted stock units shall continue to be governed by the applicable grant notice, stock option or restricted stock option agreement, and the Equity Plan. Nothing herein shall be construed to modify any rights to accelerated vesting that Employee may have pursuant to Section 11 of the Equity Plan.

e.	Protection of Information. Employee agrees that, during the Consulting Period and thereafter, she will not, except for the purposes of performing the Services, use or disclose any confidential or proprietary information or materials of the Company that Employee obtains or develops in the course of performing the Services or that Employee obtained during your employment with the Company. Any and all work product Employee creates in the course of performing the Services will be the sole and exclusive property of the Company. Employee hereby assigns to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property and work product developed in the course of performing the Services.

f.	Authority During Consulting Period. After the Termination Date, Employee will have no authority to bind the Company to any contractual obligations, whether written, oral or implied, and Employee shall not represent or purport to represent the Company in any manner whatsoever to any third party unless authorized to do so in writing by the Company.

g.

Independent Contractor Status. Employee acknowledges and agrees that during the Consulting Period, she will be an independent contractor of the Company and not an employee, and she will not be entitled to any of the benefits that the Company may make available to its employees, such as group insurance, workers’ compensation insurance coverage, profit sharing or retirement benefits, other than Employee’s rights to continued group health insurance coverage under COBRA or as otherwise provided by law. Because Employee will perform the Services as an independent contractor, the Company will not withhold from the Consulting Fees any amount for taxes, social security or other payroll deductions, and the Consulting Fees shall be reported on an Internal Revenue Service Form 1099. Employee acknowledges and agrees to accept exclusive liability for complying with all applicable local, state and federal laws governing self-employed individuals, including obligations such as payment of taxes, Social Security, disability and other contributions related to the Consulting Fees. In the event that any federal, state or local taxing authority determines that Employee is an employee rather than an independent contractor during the Consulting Period, Employee agrees to indemnify the Company for and against any taxes, withholdings, interest and penalties (with the exception of employer’s share of Social Security, if any), arising from the Company’s payment of the Consulting Fees.

h.	Expenses. The Company will reimburse Employee, pursuant to its regular business practice, for reasonable, documented business expenses incurred in performing the Services (if any).

i.	Insider Status. Upon Employee’s termination from the Company, she will no longer be an officer or executive of the Company and she will no longer be bound by any agreement restricting her ability to buy or sell shares in the Company. She can begin trading immediately upon her employment termination subject to any applicable statutory or regulatory restrictions.

4.	No Other Compensation or Benefits. Employee acknowledges and agrees that, except as expressly provided herein, Employee has not earned and is not entitled to receive, and shall not receive, any other compensation, severance, benefits, equity or any other type of payment from Employer including, without limitation, any additional equity grants that may be provided in the future to other employees or service providers.

5.	Employee’s Representations: Employee warrants, represents and acknowledges that Employer is providing the benefits set forth herein in reliance upon the following: (i) Employee has been paid all compensation owed by Employer as of the date Employee signs this Agreement, including any and all wages, expense reimbursements, commissions, and bonuses; (ii) Employee has no reason to believe that she has suffered any injuries or illnesses on the job that would typically be covered by workers’ compensation laws which have not been reported to Employer; and (iii) Employee has been properly provided any leave of absence because of Employee’s or Employee’s family member’s health condition and has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave.

6.	Release:

a.	General Release. Employee hereby generally and completely releases, acquits and forever discharges the Company, and its parent, subsidiary, and affiliated entities, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, stockholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that Employee signs this Agreement (collectively, the “Released Claims”)

b.

Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to Employee’s employment with the Company, or the termination of that employment; (ii) all claims related to Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, severance payments, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act, as amended (the “ADEA”), the federal Family and Medical Leave Act (as amended) (the “FMLA”), the California Family Rights Act (“CFRA”), the California Labor Code (as amended) and the California Fair Employment and Housing Act (as amended).

c.	ADEA Waiver. Employee acknowledges that she is knowingly and voluntarily waiving and releasing any rights she may have under the ADEA (“ADEA Waiver”). Employee also acknowledges that the consideration given for the ADEA Waiver is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that she has been advised by this writing, as required by the ADEA, that: (i) her ADEA Waiver does not apply to any rights or claims that arise after the date she signs this Agreement; (ii) she should consult with an attorney prior to signing this Agreement (although she may choose voluntarily not to do so); (iii) she has twenty-one (21) days to consider this Agreement (although she may choose to voluntarily sign it sooner); (iv) she has seven (7) days following the date she signs this Agreement to revoke it, with such revocation to be effective only if she delivers written notice of revocation to the Company within the seven (7)-day period; and (v) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after Employee signs this Agreement or, in the case of the Termination Date Affirmation, the eighth day after Employee signs this Affirmation (“Effective Date”). To revoke the Agreement, Employee must deliver a written statement of revocation to Exelixis, Inc., c/o Laura Dillard, Executive Director, Human Resources, 210 E. Grand Avenue, P.O. Box 551, South San Francisco, CA 94093-0511, by hand delivery by no later than the close of business on the seventh day after signing the Agreement or by registered or certified mail postmarked within the seven-day revocation period, along with a faxed copy of Employee’s revocation to 650-837-7226 within the seven-day revocation period.

d.	Section 1542 Waiver. In giving the release herein, which includes claims which may be unknown to Employee at present, Employee acknowledges that she has read and understands Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to her release of claims in this Agreement, including her release of unknown and unsuspected claims.

e.

Exceptions. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Employee may have pursuant to any fully signed indemnity agreement she may have with the Company, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights or claims which are not waivable as a matter of law; (iii) any claims arising from the breach of this Agreement; or (iv) claims which Employee alleges arise from the execution and revocation of her 10b-5 plan in December 2010. With respect to the claims set forth in Section 6(e)(iv), Employer hereby agrees to toll the statute of limitations applicable to such claims for a fifteen (15) month period beginning on the Termination Date. In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the federal Department of Labor, the California Fair Employment and Housing Commission, or any other government agency, except that Employee hereby waives her right to any monetary benefits in connection with any such claim, charge, investigation or proceeding. Employee hereby represents and warrants that, other than the Excluded Claims, she is not aware of any claims she has or might have against any of the Released Parties that are not included in the Released Claims.

7.	Proprietary Information: Employee agrees and acknowledges that during her employment Employee obtained certain confidential and proprietary information of Employer. Employee agrees that she will comply fully with her Employee Proprietary Information and Inventions Agreement to the extent such Agreement is enforceable under California law.

8.	Nondisparagement: Employee agrees not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, and the Company agrees to direct its officers and directors not to disparage Employee in any manner likely to be harmful to her business, business reputation or personal reputation; provided that both Employee and the Company may respond accurately and fully to any request for information to the extent required by legal process. Employee and the Company shall negotiate in good faith to attempt to mutually agree upon the public announcement of Employee’s departure. Section 8 does not apply to privileged communications.

9.	No Voluntary Adverse Action: Employee agrees that she will not voluntarily (except in response to legal compulsion) assist any person in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents.

10.	No Admissions: Nothing contained in this Agreement shall be construed as an admission by Employee or the Company of any liability, obligation, wrongdoing or violation of law.

11.

Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, Employee and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, her employment, or the termination of her employment, including but not limited to any statutory claims, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in San Francisco, California, in accordance with JAMS’ then-applicable arbitration rules for the resolution of employment claims. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. Employee will have the right to be represented by legal counsel at any arbitration proceeding at her own expense. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Notwithstanding any of the foregoing, should Employee elect to pursue the claims allegedly arising out of Employee’s execution and revocation of her 10b-5 plan (as set forth in Section 6(e)(iv) herein), Employee may elect to bring such claims in either a court of competent jurisdiction or pursuant to the arbitration procedure set forth herein.

12.	Miscellaneous: This Agreement shall be governed by California law. This Agreement constitutes the complete and total agreement between the Company and Employee with respect to issues addressed in this Agreement; provided, however, that this Agreement shall not in any way affect, modify, or nullify any other agreement Employee has entered into with the Company, including any agreement which obligates Employee to protect the Company’s confidential information, after Employee’s employment is terminated. Employee represents that she is not relying on any other agreements or oral representations not fully expressed in this document. Employee agrees that this Agreement shall not be modified, altered, or discharged except by written instrument signed by an authorized Company representative and Employee. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Agreement. Employee agrees that should any part of this Agreement be found to be void or unenforceable by a court of competent jurisdiction, that determination will not affect the remainder of this Agreement.

Employee has read and understands the Agreement set forth above. Employee accepts the consideration stated above and agrees to be bound by the terms of this Agreement.

Dated: 9/28/11	/s/ Lupe M. Rivera
Lupe M. Rivera
“Employee”

Dated: 9/28/, 2011
Exelixis, Inc.
“Employer”

/s/ Pamela A. Simonton
Pamela A. Simonton, J.D., L.L.M.
Executive Vice President and General Counsel